Exhibit 99.1

Subject: Rovi – Netflix Court Hearing – March 25, 2015

Yesterday, the Northern District Court in Oakland, California held a hearing in our ongoing Netflix case. During the hearing, and before the market closed, there was a speculative report issued by a small investor advisory firm that has been picked up in the media. No decision was made and we remain confident in our arguments and look forward to the judge’s decision, which is expected sometime in the next couple months.

We remain committed to continuing to enforce our IP against Netflix until the necessary licenses are in place. Only five patents are at issue in this case, and Rovi’s licensable IP portfolio includes more than 5,000 issued patents and pending applications. Rovi has licensed this extensive patent portfolio to other leading OTT providers and is confident that Netflix also requires a license under Rovi’s patents.

Whatever the outcome of our current Netflix litigation, Rovi remains well-positioned to favorably renew our big-four license agreements. We have a well-established licensing program for the pay-TV space in the United States, with agreements in place with all of the top providers. We have prepared extensively for the renewal negotiations with the big-four, including extensively mapping our expansive IP portfolio against functions deployed by them in areas such as guide, search and recommendation, DVR, VOD, second screen and other important areas. There is substantial overlap between our patents and commercially important aspects of their overall service offerings in these areas, and we remain confident we will be able to reach commercial terms that represent good value for our licensees and for our stockholders.